EXHIBIT 10.8

Schedule 7

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of April 29, 2010 by and between TopSpin Medical, Inc. (the “Company”) a corporation incorporated under the laws of the State of Delaware with its address at 65 Rothschild Bld., Tel-Aviv, Israel and Medgenesis Partners Ltd. (the “Lender”), a corporation incorporated under the laws of the state of Israel with its address at 27 Lechi St., Bnei Brak, Israel.

WHEREAS, the Company’s securities are publicly traded on the Tel Aviv Stock Exchange (the “TASE”); and

WHEREAS, Dr. Ascher Shmulewitz, the controlling shareholder in the Lender, is a current shareholder of the Company; and

WHEREAS, the Company requires infusion of emergency funds for certain dedicated uses and Lender has consented to provide the Company a loan subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, the Lender and the Company hereby agree as follows:

1.
Termination of the Investment Agreement. The parties hereby agree, by mutual consent, to terminate the Investment Agreement between the Company and the Lender dated January 27, 2010 (the “Investment Agreement”), and consider funds paid to the Company pursuant to the Investment Agreement as part of the Principal as detailed in Section 2.1 below.

2.
The Principal & Permitted Uses. The Lender hereby agrees to provide a loan to the Company, upon the terms and subject to the conditions hereunder, in an amount of US $353,804, (the “Principal”) for use by the Company solely for the “Permitted Uses” set out hereinbelow and no other uses shall be allowed without the prior written consent of the Lender:

2.1	US $53,804 paid to the Company on February 1, 2010, pursuant to the Investment Agreement, were used for on-going expenses of the Company.

2.2
The payment of outstanding fees of Pepper Hamilton LLP, 1313 Market Street, Suite 5100, Wilmington DE 19801 (“Pepper”) in the amount of US $25,000, plus a retainer down payment to Pepper on account of its services as the general bankruptcy counsel in the Chapter 11 proceeding (as shall be detailed hereunder), in the amount of US $75,000.

2.3	The payment of all outstanding debts of the Company and other uses as shall be detailed in the Plan (as defined below).

3.
Escrow. The Principal less the amount already provided and used as set out in Section 2.1 (i.e. the sum of US $300,000) shall be placed in escrow with Primes, Shiloh, Givon, Meir - Law Firm, within 14 days after the date hereof, pursuant to the Escrow Instructions Letter set out in the  attached Schedule 3 and forms an integral and binding part of this Agreement.

4.
Interest. The outstanding Principal shall bear interest (the “Interest”) at an annual rate of four percent (4%) from: (i) February 1, 2010 with respect to the amount set out in Section 2.1; and (ii) the date the remaining Principal was placed in escrow with respect to such remaining principal amount. The Principal plus accrued Interest shall be defined herein as the “Debt Amount”. VAT on the Interest amount shall be added according to applicable laws, and any applicable withholding rules shall be applied.

In the event that the Debt Amount is not repaid on the Maturity Date (as defined below), then the interest, on the outstanding Debt Amount shall be at a rate of twelve percent (12%) per year, for the actual number of days elapsed from the Maturity Date until the Lender receives payment of the full Debt Amount.

5.
Maturity Event & Repayment. The Company and the Lender agree that, unless otherwise set out in the Plan approved by the Lender (and thereafter approved by all relevant authorities), the outstanding Debt Amount shall be immediately repaid in full upon the first to occur of the following events (the “Maturity Event”):

5.1	Four (4) weeks after the date hereof, if by that time the Company does not file the Chapter 11 petition in a form approved by the Lender and as set out below.

5.2	If the bankruptcy court does not confirm the Plan within 90 days of the filing of the Chapter 11.

5.3
If the Company does not complete performance of the Plan within 120 days of the filing of the Chapter 11, including receipt of any needed approvals and registrations from any relevant authority (including the SEC, Israel Securities Authority and TASE - if required).

5.4	If the Company is delisted from trading on TASE with no reasonably feasible way to re-enter the listing.

5.5
Upon an “Event of Default” defined herein as the occurrence of any one or more of the following events (excluding the Chapter 11 proceedings): (i) The commencement of any liquidation proceedings of the Company or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the whole of the Company’s assets; or (b) The levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Company’s assets; or (c) The Company breaches any material covenant or material term of this Agreement, and such breach is not cured within 5 business days after notice of breach is received by the Company.

6.	No Pre-payment. The Debt Amount (or any part thereof) may not be prepaid prior to the Maturity Event, without the prior written consent of the Lender.

7.
Chapter 11. The Company undertakes to file by no later than 4 weeks of the date of this Agreement, a petition seeking relief under the provisions of Chapter 11 of Title 11, United States Code (the “Chapter 11”), by which the Company applies to the US bankruptcy court for the District of Delaware to authorize approval of transactions and all other actions required according to a plan to be prepared by the Company and approved by the Lender in writing prior to any filing (“Plan”). Pepper, shall serve as general bankruptcy counsel for the Chapter 11 proceedings. The approved Plan shall be deemed an integral part of this Agreement and shall be attached hereto upon its due approval by the Lender as Schedule 7, which Plan may later be amended by mutual written consent of the parties.

8.
Covenants. The Company hereby covenants in favor of the Lender that until the full repayment of the Debt Amount (or as otherwise set out in the Plan) the Company shall not, without obtaining the prior written approval of the Lender, adopt any of the following resolutions or pursue any of the following actions: (i) employ new personnel or re-employ personnel who were employed by the Company; (ii) take any action for the purpose of receiving any loan or credit from a bank or any other entity; (iii) pursue any action which is likely to result in expenses, except for the expenses set forth in the Plan; (iv) take any action which may materially and adversely effect the Company or this Agreement; (v) enter into any contract or any amendment, modification, extension or supplement to any contract and organizational documents, that prohibits the Company from fulfilling and observing in a timely manner its obligations under the Agreement and the Plan. The Company undertakes to efficiently fulfill its obligations under this Agreement as time is of the essence in this Agreement.

The Company shall consult with the Lender and update the Lender on an ongoing real time basis. Lender shall have the right to be present in all working sessions and in all meetings of the board of directors of the Company.

9.
Lender may, at its discretion, transfer or assign to any third party any right or obligation under this Agreement, without need for the consent of the Company. The Company may not transfer or assign to any third party any right or obligation under this Agreement, except with the prior written consent of the Lender.

10.
The exclusive law of this Agreement is the law of the State of Israel (regardless of “choice of laws” rules therein). The parties hereby irrevocably submit to the jurisdiction of the courts in the city of Haifa, Israel, in respect of any dispute or matter arising out of or connected with this Agreement.

11.
Any notice sent by one party to the other by registered mail to the address heading the Agreement, or to an address provided by one party to the other from time to time - will be deemed to have been received on the 4th business day after the day of mailing. Fax and e-mail messages will be deemed to have been received on the business day following the day of transmission.

12.
The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

13.
Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

TopSpin Medical, Inc.:		Medgenesis Partners Ltd.:

By:	/s/ Fufi Fatal	By:	/s/ Dr. Ascher Shmulewitz
Title: Chairman and Acting Principal Executive Officer		Title: Stockholder

ESCROW INSTRUCTIONS

April 29, 2010

To Primes, Shiloh, Givon, Meir - Law Firm (“Escrow Agent”)
Attn. Galia Amir Cheyne, Adv.
16 Derech Hayam,
Haifa 34741, Israel

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement (the "Agreement") signed or to be signed by and between TopSpin Medical, Inc. a corporation organized and existing under the laws of the Delaware (the "Company”) and Medgenesis Partners Ltd., an Israeli company (the "Lender”), a copy of which is attached as Exhibit A hereto. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.
In accordance with Section 3 of the Agreement, the Lender will transfer to your escrow account (“Escrow Account”, the details of which are set out in the attached Exhibit B), the sum of US $300,000 (the “Deposit”).

You are hereby authorized and directed by the Lender and the Company to act with respect to the Deposit in accordance with the following instructions ("Escrow Instructions"):

1.
You shall invest and reinvest the funds in the Escrow Account in a short term (week to week) interest-bearing dollar-denominated account (hereinafter, the term “Deposit” will include the accrued interest, less any withholding tax on the interest, and less all costs related to the transfer of the sums to the Company or Lender, as the case may be, and to the operation and the closing of the account). We acknowledge that you shall not be responsible for any diminution in the funds due to currency fluctuations, and shall not be responsible for losses resulting from failure to maximize the potential return on the funds.

2.	You are instructed to release the Deposit as follows:

2.1
Up to a sum of US $100,000 to be paid from time to time prior to the filing of the Chapter 11 petition (in accordance with Section 7 to the Agreement): to Pepper, on behalf of the Company, for legal services rendered to the Company and anticipated fees due for the completion of the Chapter 11 process, according to invoices received from Pepper.

2.2
The remaining amount (“Remaining Deposit”), to be paid to the Company upon approval of the Plan, completion of the Chapter 11 process and receipt of all other necessary approvals and consents, unless a Maturity Event occurs earlier, in which case the Remaining Deposit shall be returned to the Lender. The Company’s bank account details are set out in Exhibit C and the Lender’s bank account details are set out in Exhibit D.

2.3
Notwithstanding Section 2.2 above, if Lender provides you with written instructions to transfer a sum out of the Remaining Deposit to the Company prior to the completion of the Chapter 11 process, in order to pay urgent debts, you shall follow such instructions and transfer said sums to the Company’s bank account according to the details set out in Exhibit C.

3.
You may rely and shall be protected in relying, or refraining from acting, on any document (including email correspondence) reasonably believed by you to be genuine and to have been signed, sent or presented by the proper party or parties. You shall not be liable for forgeries or false impersonations. You shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct.

4.
You are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators.  If you obey or comply with any such order, judgment or decree of any court or such ruling of any arbitrator, you shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators’ ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

5.	Your duties hereunder may be altered, amended, modified or revoked only in a written document executed by you, the Lender and the Company.

6.	If you reasonably require other or further documents, instruments or information in connection with performance of your duties, the Lender and/or the Company shall join in furnishing such instruments.

7.	The Company shall pay your out-of-pocket expenses and fees in an amount of US $ 1,500 for services performed by you as escrow agent, which may be off-set from the Remaining Deposit.

8.
These Escrow Instructions may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute the Escrow Instructions.

9.
No party may, without the prior express written consent of each other party, assign its rights and obligations under these Escrow Instructions in whole or in part. These Escrow Instructions shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

10.	These Escrow Instructions shall be governed by and construed in accordance with the laws of State of Israel without regard to applicable principles of conflicts of law.

Very truly yours,

_________________________ TopSpin Medical, Inc.	__________________________ Medgenesis Partners Ltd.

Agreed to and Accepted by the Escrow Agent:

__________________________________
Primes, Shiloh, Givon, Meir - Law Firm

Exhibit A

Copy of the Loan Agreement

Exhibit B

Escrow Account details

Bank:	First International Bank (30)
Branch (number and address):	Carmel Center (009)
Account #: To Be Provided
Account name:	Primes, Shiloh, Givon, Meir, Law Firm in escrow
IBAN/Swift/ABA:	FIRBILITHAI

Exhibit C

Company bank account details

Bank:	Bank Hapoalim
Branch (number and address):	Hameasfim (510), Eben Gavirol 2, Tel Aviv 64077
Account #:	307337
Account name:	TopSpin Medical (Israel) Ltd.
IBAN/Swift/ABA:

Exhibit D

Lender bank account details

Bank:	Bank Leumi Le-Israel,
Branch (number and address):	Maskit Branch (No. 783), 32 Maskit st. Herzliya, 46733
Account #:	756200/07
Account name:	Medgensis Partners Ltd.
IBAN/Swift/ABA:	LUMIILITXXX

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

-----------------------------------------------------------------------x
In re	:	Chapter 11
:
TOPSPIN MEDICAL, INC.,	:	Case No. 10-12213 (CSS)
:
Debtor.	:
:
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DEBTOR’S SECOND AMENDED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pepper Hamilton LLP
Hercules Plaza, Suite 5100
1313 Market Street
P.O. Box 1709
Wilmington, Delaware 19899
Attn: David M. Fournier (No. 2812)
Attn:  James C. Carignan (No. 4230)

ATTORNEYS FOR THE DEBTOR
AND DEBTOR IN POSSESSION

Dated: October 26, 2010

ii

iii

Schedule 7

DEBTOR’S PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

TopSpin Medical, Inc., debtor and debtor-in-possession in the above-captioned Chapter 11 case, hereby respectfully proposes the following second amended plan of reorganization under chapter 11 of the Bankruptcy Code.  The only Entities entitled to vote on the Plan are the Holders of the Allowed Medgenesis Claim and Equity Interests.  Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Disclosure Statement, and their respective exhibits and schedules, in their entirety.  No materials other than the Plan, the Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1. Defined Terms.

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

“Administrative Claims” means all Claims against the Debtor for costs and expenses of administration described in section 503(b) and entitled to priority under Section 507(a)(2) or 507(b) of the Bankruptcy Code, including for (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor, (b) compensation for services and reimbursement of expenses under section 330(a) or 331 of the Bankruptcy Code, including Professional fees and expenses, (c) any actual indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case in connection with the conduct of its business, (d) any administrative claims allowed by Final Order of the Bankruptcy Court in connection with the assumption of contracts or otherwise, (e) fees and expenses described in Section 2.3 and (f) all fees and charges assessed against the Estate under 28 U.S.C. §§ 1911-1930.

“Allowed” means, with respect to any Claim, such Claim or portion thereof: (a) as to which the deadline for the filing of objections has passed, no objection or request for estimation has been Filed, no litigation has commenced, and the Debtor otherwise has assented to the validity thereof (and as to which a proof of claim has been properly and timely Filed to the extent required by the Plan or any order of the Bankruptcy Court); (b) as to which any objection or request for estimation that has been Filed has been settled, waived, withdrawn or denied by a Final Order; or (c) that is allowed (i) pursuant to the terms of a Final Order, (ii) pursuant to the terms of an agreement by and among the Holder of such Claim and the Debtor (or the Reorganized Debtor, as the case may be) or (iii) under the terms of the Plan.

“Assets” means all of Debtor’s right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

“Ballot” means the ballot for voting to accept or reject the Plan prepared and distributed by the Debtor to all holders of impaired claims and interests entitled to vote on this Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Case.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Case or any proceeding within, or appeal of an order entered in, the Chapter 11 Case.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Case.

“Beneficial Owner” shall mean a Holder of Common Stock or Reorganized Common Stock, as the case may be, who holds and owns such interest in the Holder’s own name.

“Business Day” means any day, other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Causes of Action” means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances and trespasses of, or belonging to, the Estate, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

“Chapter 11 Case” means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

“Chapter 11 Parties” means, collectively, (a) all Persons engaged or retained by the Debtor in connection with the Chapter 11 Case (including in connection with the preparation of, and analyses relating to, the Disclosure Statement and the Plan) and (b) any and all affiliates, members, managers, directors, shareholders, partners, representatives, employees, attorneys, advisors and agents of any of the foregoing.

“Claim” means a claim as defined in section 101(5) as supplemented by section 102(2) of the Bankruptcy Code against the Debtor, whether or not asserted and whether arising before, on or after the Petition Date.

“Claims Bar Date” means October 7, 2010.

“Class” means a class of Claims or Equity Interests as set forth in Article III hereof.

“Common Stock” means the common stock of Debtor, par value $0.001 per share, 761,470,882 shares of which are issued and outstanding as of May 10, 2010.

“Confirmation Date” means the date upon which the Confirmation Order is entered on the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

“Confirmation Hearing” means the hearing(s) to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Covered Persons” means all directors, officers and other employees of the Debtor, as of the Petition Date, other than such directors, officers and other employees who are expelled or terminated for cause between the Petition Date and the Effective Date.

“Debtor” means TopSpin Medical, Inc., as debtor and debtor in possession in the Chapter 11 Case.

“DIP Financing Loan” means that certain loan transaction that closed on or around October 22, 2010, pursuant to which Medgenesis loaned $200,000.00 to the Debtor.

“Disallowed” means, with respect to any Claim, such Claim or portion thereof that has been disallowed or expunged by a Final Order.

“Disbursing Agent” means the Debtor or the Reorganized Debtor, or any Person designated by the Debtor or the Reorganized Debtor prior to the Confirmation Hearing in the capacity as disbursing agent under the Plan.

“Disputed” means, with respect to any Claim, such Claim or portion thereof as to which the Debtor has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that otherwise is disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

“Effective Date” means the Business Day on which all conditions specified in Article VIII have been satisfied or, if capable of being waived, have been waived in accordance with Section 8.3.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interests” means all outstanding ownership interests in the Debtor as of the date that is immediately prior to the Effective Date, including any interest evidenced by common or preferred stock, membership interest, warrant, option or other right to purchase or otherwise receive any ownership interest in the Debtor, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

“Estate” means the estate of the Debtor created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

“Existing Director” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as a director of the Debtor.

“Existing Employee” means any individual employed by the Debtor as of the Petition Date (or at any subsequent date through the Effective Date) who is not an Existing Officer or Existing Director.

“Existing Officer” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as an officer of the Debtor.

“Existing Personnel” means, collectively, the Existing Directors, the Existing Officers and the Existing Employees.

 “File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court (or agent thereof) in connection with the Chapter 11 Case.

“Final Order” means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) which has not been reversed, stayed, modified, amended or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending; or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been Filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be Filed with respect to such order or judgment.

“General Unsecured Claims” means all Claims, including without limitation the Medgenesis Interest Claim, that are not Administrative Claims, Priority Tax Claims, Other Priority Claims or Medgenesis Claims.

“Holder” means the beneficial holder of any Claim or Equity Interest.

“Impaired” means, with respect to a Claim or Equity Interest, such Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

 “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code on or against the Debtor’s property or the Estate.

“Medgenesis” means Medgenesis Partners, Ltd., an organization organized under the laws of Israel and controlled by Ascher Shmulewitz.

“Medgenesis Claim” means all Claim(s) of Medgenesis (or any assignee or successor in interest to Medgenesis) against Debtor, whether arising out of the Medgenesis Transaction, the Medgenesis Loan Agreement, the DIP Financing Loan, or otherwise, other than the Medgenesis Interest Claim.

“Medgenesis Interest Claim” means all Claim(s) of Medgenesis (or any assignee or successor in interest to Medgenesis) against Debtor, to the extent based upon the accrual of interest under the Medgenesis Loan Agreement and/or the DIP Financing Loan from the respective dates of such agreements through the Confirmation Date.  For purposes of clarity and the avoidance of doubt, the Medgenesis Interest Claim shall be classified and treated under this Plan as a Class 2 General Unsecured Claim, and not as a Class 3 Medgenesis Claim.

“Medgenesis Loan Agreement” means that certain loan agreement between Medgenesis and Debtor entered into on or around April 29, 2010,  pursuant to which Medgenesis loaned $353,804.00 to Debtor, and of which $284,216.00 was outstanding on the Petition Date.

“Medgenesis Transaction” means that certain transaction between Medgenesis and Debtor arising from the Medgenesis Loan Agreement.

 “Other Priority Claims” means all Claims against the Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

“Plan” means this second amended plan of reorganization under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“Plan Documents” means the agreements, documents and instruments to be entered into as of the Effective Date as contemplated by, and in furtherance of, the Plan.

“Plan Supplement” means the compilation of documents and exhibits Filed on August 30, 2010, as such documents and exhibits may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms of this Plan.

“Priority Tax Claims” means all Claims against Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professionals” means (a) all professionals employed in the Chapter 11 Case pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

“Pro-Rata Share” means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, other than Disallowed Claims, in such Class.

“Record Owner” means any record holder of Common Stock or Reorganized Common Stock, as the case may be.

“Releasees” means, collectively, (a) the Existing Personnel and (b) the Chapter 11 Parties.

“Releasors” means, collectively, all Holders of Claims and Equity Interests that do not file with the Bankruptcy Court, prior to the deadline for objecting to confirmation of the Plan, a written election to decline to grant the releases set forth in Article IX.

“Reorganized Debtor” means the Debtor and any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized Board of Directors” means the board of directors of Reorganized Debtor.

“Reorganized By-Laws” means the amended and restated by-laws of Reorganized Debtor, in substantially the form set forth in the Plan Supplement, which shall become effective on the Effective Date pursuant to Section 4.7 hereof.

“Reorganized Certificate of Incorporation” means the amended and restated certificate of incorporation of Reorganized Debtor, in substantially the form set forth in the Plan Supplement, which shall be filed with the Secretary of State of the State of Delaware on or about the Effective Date pursuant to Section 4.7 hereof.

“Reorganized Common Stock” means the common stock of Reorganized Debtor, par value $0.001 per share, 50,000,000 shares of which shall be authorized by the Reorganized Certificate of Incorporation pursuant to Section 4.7 hereof, which common stock shall be the sole class of voting stock of Reorganized Debtor.

“Reorganized Constituent Documents” means, collectively, the Reorganized By-Laws and the Reorganized Certificate of Incorporation.

“Reorganized Warrant” means the Warrant on and after the Effective Date, which shall be identical to the Warrant in all material respects except that it shall pertain to Reorganized Common Stock instead of Common Stock.

“Reverse Stock Split” means the process described in section 4.8 hereof.

“Schedules” means, collectively, the Schedules and Statement of Financial Affairs filed by Debtor in the Bankruptcy Case.

“Secured Claims” means all Claims against the Debtor that are secured by a Lien on, or security interest in, property of the Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder’s interest in Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Statutory Committees” means all official committees appointed by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code, if any.

 “Unimpaired” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

“Warrant” means that certain warrant, dated February 2, 2009 but issued on March 1, 2010, entitling the holder thereof to purchase 58,064,516 shares of Common Stock at a price of NIS 0.01 per share, which warrant terminates February 28, 2013.

Section 1.2. Rules of Interpretation and Computation of Time.

(a)   For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document substantially shall be in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined in the Plan but is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b)   In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

UNCLASSIFIED CLAIMS

Section 2.1. Administrative Claims.

Each Holder of an Allowed Administrative Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Administrative Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Administrative Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable and (d) such other date as mutually may be agreed to by such Holder and the Debtor.  Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

Section 2.2. Priority Tax Claims.

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as mutually may be agreed to by and among such Holder and the Debtor; provided, however, that the Debtor shall be authorized, at its option, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

Section 2.3. Professional Fees.

(a)   Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Case prior to the Confirmation Date shall File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the sixtieth (60th) day following the Effective Date.  Without limiting the foregoing, any Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Debtor on and after the Confirmation Date for any Professional’s fees, disbursements, expenses or related support services without application to or approval by the Bankruptcy Court.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1.  Classification.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including for purposes of voting, confirmation and distribution pursuant to this Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date.

Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) are classified as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	General Unsecured Claims	Unimpaired	No (deemed to accept)
Class 3	Medgenesis Claims	Impaired	Yes
Class 4	Equity Interests	Impaired	Yes

Section 3.2.  Treatment and Voting Rights of Claims and Equity Interests.

(a)           Class 1—Other Priority Claims.

(i)
Treatment:  Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder on, or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on which such Other Priority Claim becomes Allowed, (y) the date on which such Other Priority Claim otherwise is due and payable, and (z) such other date as mutually may be agreed to by and among such Holder and the Debtor.

(ii)
Voting:  Class 1 is Unimpaired.  Holders of Other Priority Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(b)           Class 2—General Unsecured Claims.

(i)
Treatment:  Each Holder of an Allowed General Unsecured Claim shall have such Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired, except to the extent that such Holder agrees or is deemed to agree to less favorable treatment.  The failure of the Debtor or any other party in interest to File an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced.  Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such Claim becomes due and payable in the ordinary course, or (z) the date on which such Claim becomes Allowed.

(ii)
Voting:  Class 2 is Unimpaired.  Holders of General Unsecured Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(c)           Class 3—Medgenesis Claim.

(i)
Treatment:  The Medgenesis Claim is Allowed as a general unsecured claim in the amount of $484,216.00.  Medgenesis shall receive, in full satisfaction and discharge of the Medgenesis Claim, on, or as soon as is practicable after, the Effective Date, 10,122,463 shares of Reorganized Common Stock which collectively will represent 86.92% of the authorized and issued Reorganized Common Stock of the Reorganized Debtor as of the Effective Date.

Alternatively, instead of receiving Reorganized Common Stock in satisfaction of the Medgenesis Claim, in Debtor’s and Medgenesis’ discretion, Medgenesis will receive a promissory note in satisfaction and discharge the Medgenesis Claim.  The promissory note shall be payable, at Medgenesis’ option, in Cash equal to the Allowed Medgenesis Claim (then remaining unpaid) or the equivalent in Reorganized Common Stock, determined using that share price applicable to the first investment round following the Effective Date at which Debtor raises capital sufficient to proceed with the transactions and acquisitions then contemplated.

(ii)	Voting: Class 3 is Impaired. The Holder of the Allowed Medgenesis Claim is entitled to vote to accept or reject the Plan.

(d)           Class 4—Equity Interests.

(i)
Treatment:  On the Effective Date, the Equity Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Equity Interests immediately prior to the Effective Date.  On the Effective Date, the Common Stock then owned by the respective holders of Equity Interests shall be considered Reorganized Common Stock, and prior to the Reverse Stock Split as discussed in section 4.8 hereof, each Equity Interest holder shall own the same number of shares of Reorganized Common Stock on the Effective Date as the number of shares of Common Stock such Equity Interest holder held immediately prior to the Effective Date.  Likewise, on the Effective Date, any Warrants then owned by the respective holders of Equity Interests shall be considered Reorganized Warrants.  All rights, claims and benefits under the Reorganized Warrants shall be identical to such rights, claims and benefits under the Warrants, except that all of such rights, claims and benefits shall pertain to Reorganized Common Stock rather than to Common Stock.

As a result of the Reorganized Certificate of Incorporation and the distribution of Reorganized Common Stock and Reorganized Warrants as set forth in section 3.2(c), supra, as of the Effective Date (A) holders of Equity Interests will own, in the aggregate, 13.08% of authorized and outstanding Reorganized Common Stock in the Reorganized Debtor and (B) Medgenesis will own shares equaling approximately 86.92% of authorized and outstanding Reorganized Common Stock in the Reorganized Debtor.

(ii)	Voting: Class 4 is impaired. Holders of Equity Interests are entitled to vote to accept or reject the Plan.

Section 3.3.  Cram Down.

If any Class of Claims or Equity Interests entitled to vote on the Plan votes not to accept the Plan, the Debtor shall (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with Section 8.4 of the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.1.  Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

Section 4.2.  Vesting of Assets.

Except as otherwise provided in the Plan or in any Plan Document, on the Effective Date, title to all Assets of the Debtor shall vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests.

Section 4.3.  Continued Corporate Existence.

The Debtor, as Reorganized Debtor, shall continue to exist on and after the Effective Date as a legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable Reorganized Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the occurrence of the Effective Date, the Reorganized Debtor shall be authorized to operate its business, and to use, acquire or dispose of Assets without supervision or approval by the Bankruptcy Court, free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

Section 4.4.  Reorganized Constituent Documents.

On, or as soon as practicable after, the Effective Date, the Reorganized Debtor shall be authorized, but not required (a) to make any and all filings that may be required in connection with the Reorganized Constituent Documents with the appropriate governmental offices and/or agencies and (b) to take any and all other actions that may be required to render the Reorganized Constituent Documents effective, provided, however, that notwithstanding anything to the contrary in this Plan, all matters concerning the corporate structure of the Debtor shall conclusively be deemed to have occurred and become effective on the Effective Date, pursuant to Section 4.7 hereof.

One effect of the occurrence of the Effective Date will be the adoption of the Reorganized Certificate of Incorporation, which shall become effective and deemed authorized and approved in all respects notwithstanding any requirements under any applicable non-bankruptcy law.  Pursuant to the Reorganized Certificate of Incorporation and the Reverse Stock Split contemplated in this Plan, on and after the Effective Date, authorized shares of the Debtor will number 50,000,000, which shares shall be represented by Reorganized Common Stock.  As set forth in section 3.2(c) hereof, on or about the Effective Date the Debtor will issue Reorganized Common Stock to Medgenesis, which shares will, subsequent to the Reverse Stock Split, represent 86.92% of all authorized and outstanding Reorganized Common Stock.

Section 4.5.  Officers.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the Officers (and, to the extent such Person is an insider, the nature of any compensation for such Person) (a) is disclosed in the Disclosure Statement or (b) will be provided in the Plan Supplement.

Section 4.6.  Directors of the Reorganized Debtor.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each member of the Reorganized Board of Directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) is disclosed in the Disclosure Statement.  Any subsequent Reorganized Board of Directors shall be elected, classified and composed in a manner consistent with the Reorganized Constituent Documents and applicable non-bankruptcy law.

Section 4.7.  Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation Order, all actions contemplated by the Plan conclusively shall be deemed authorized and approved in all respects, including (a) the adoption of the Reorganized Constituent Documents, (b) the selection of the directors and officers for the Reorganized Debtor, (c) the issuance of the Reorganized Common Stock, (d) the Reverse Stock Split and (e) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtor or the Reorganized Debtor.  Upon the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtor.  The authorizations and approvals contemplated in this Section shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.  For purposes of clarity and the avoidance of doubt, all outstanding Common Stock shall automatically be considered shares of Reorganized Common Stock, without the necessity of issuing or registering new stock certificates or any similar action.

Section 4.8.  Reverse Stock Split

Upon the Effective Date, Debtor shall be authorized, and shall be deemed to have effected, a reverse split of the Reorganized Common Stock, such that 500 shares of Reorganized Common Stock shall be equal to 1 share of Reorganized Common Stock.  Likewise, a warrant or option to purchase 500 shares of Reorganized Common Stock shall, subsequent to the Reverse Stock Split, be a warrant or option, as the case may be, to purchase 1 share of Reorganized Common Stock.  The Reverse Stock Split shall not impair or otherwise affect the value of the aggregate Reorganized Common Stock held by each Holder, because 1 share of Reorganized Common Stock immediately subsequent to the Reverse Stock Split shall have the same value as 500 shares of Reorganized Common Stock immediately prior to the Reverse Stock Split.  Likewise, the Reverse Stock Split shall not impair or otherwise affect the respective percentages of all Reorganized Common Stock held by each respective Holder, because all then outstanding Reorganized Common Stock shall be subject to the Reverse Stock Split.

Section 4.9.  Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtor’s and the Reorganized Debtor’s operations and Cash balances.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.1.  Assumption of Executory Contracts and Unexpired Leases.

(a)           All executory contracts and unexpired leases of the Debtor that are not (i) rejected by the Debtor prior to the Effective Date, (ii) subject to a motion seeking such rejection as of the Effective Date or (iii) identified in the Plan Supplement as executory contracts or unexpired leases for which the Debtor expressly reserves the right to seek to reject, shall be deemed to have been assumed by the Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Bankruptcy Court.  Each executory contract and unexpired lease assumed pursuant to this Article V shall re-vest in, and be fully enforceable by, the Reorganized Debtor in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan or by any order of the Bankruptcy Court.

(b)           Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash, on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree.  If a dispute arises regarding (i) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code, (ii) the ability of the Reorganized Debtor or any assignee thereof to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving such dispute.

Section 5.2.  Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period shall forever be barred from assertion against the Debtor or the Reorganized Debtor, the Estate and its property, unless otherwise ordered by the Bankruptcy Court.  Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim timely has been Filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

Section 5.3.  Indemnification of Directors, Officers and Employees.

Any obligations or rights of the Debtor or Reorganized Debtor to defend, indemnify, reimburse or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for or on behalf of the Debtor prior to the Effective Date, shall be treated as if they were executory contracts that are assumed under the Plan and shall survive the Effective Date and remain unaffected hereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

Section 5.4.  Compensation and Benefit Programs.

Unless otherwise rejected by the Debtor prior to the Effective Date or subject to a motion seeking such rejection as of the Effective Date, all duly-authorized and validly-existing employment and severance policies and compensation and benefit plans, policies and programs of the Debtor applicable to their employees, retirees and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans and life, accidental death and dismemberment insurance plans, shall be deemed to be, and treated, as executory contracts and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.1.  Date of Distributions.

Except as otherwise provided in the Plan, any distribution to be made hereunder shall be made on the later of the Effective Date, or the date on which a Claim becomes an Allowed Claim, or as soon as practicable thereafter.  Any payment or act required to be made or done hereunder on a day that is not a Business Day shall be made or done on the next succeeding Business Day.

Section 6.2.  Disbursing Agent.

(a)           General.  Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as the Disbursing Agent.

(b)           Rights and Powers of Disbursing Agent.  The Disbursing Agent shall be empowered (i) to effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan, (iii) without further order of the Bankruptcy Court, employ or contract with any Entities to assist in or make the distributions required by the Plan and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Section 6.3.  Delivery of Distributions and Undeliverable or Unclaimed Distributions.

If any distribution or notice provided in connection with the Chapter 11 Case to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent shall make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address.  On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent shall make such distribution without interest thereon.  Any Holder of an Allowed Claim that fails to assert a Claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall forever be barred and enjoined from asserting such Claim against any of the Debtor, the Estates or the Reorganized Debtor or their property.  After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section shall be deemed unclaimed property pursuant to section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtor, and the Claim of any other Holder to such property or interests in property shall be discharged and forever barred.  Nothing contained herein shall require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.  For purposes of clarity and the avoidance of doubt the Common Stock owned by holders of Equity Interest shall automatically be converted to Reorganized Common Stock as set forth in this Plan, without the need for the issuance or registration of new stock certificates.

Section 6.4.  Setoff and Recoupment.

The Reorganized Debtor shall be permitted, but not required, to set off against any Claim or the distributions to be made hereunder on account of such Claim, any claims of any nature whatsoever the Debtor has against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim the Reorganized Debtor may have against such Holder.

Section 6.5.  Fractional Distributions

Notwithstanding anything contained herein to the contrary, no fractional dollars of Cash shall be distributed.  Fractional dollars shall be rounded to the nearest whole dollar (with any amount less than one-half dollar, as applicable, to be rounded down).  No fractional shares of Reorganized Common Stock shall be distributed to Record Owners.  With respect to distributions to Record Owners, fractional shares shall be rounded to the nearest whole share of Reorganized Common Stock.

Section 6.6.  Manner of Payment Under Plan of Reorganization.

The Disbursing Agent shall be authorized, in its discretion, to make any Cash payment required to be made hereunder by check or wire transfer.

Section 6.7.  Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 7.1.  Deadline for filing Proofs of Claim

All proofs of claim, to be considered, must be submitted so as to be actually received no later than the Claims Bar Date by, either:  (i) counsel to the Debtor, Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 1313 Market Street, P.O. Box 1347, Wilmington, Delaware 19899-1347, Attn:  James C. Carignan, Esq.; or (ii) the Debtor, TopSpin Medical, Inc., Hama’apilim 5, Kfar Shmaryahu, Israel 46910, Attn:  Shiri Blackman.  Proofs of claim will be considered filed only if received at this address on or before the Claims Bar Date.  All proofs of claim must:  (i) be asserted using Official Form 10 (a blank copy of which can be obtained from counsel to the Debtor); (ii) be originals, signed by the claimant (or, if the claimant is not an individual, then by an authorized agent of the claimant); (iii) be denominated in United States Currency; and (iv) attach any documents upon which the proof of claim is based.  The following entities are not required to file a proof of claim:  (i) any entity which has already filed a proof of claim in a form that complies with the requirements of this section; (ii) any entity whose Claim is listed on the Schedules, whose Claim is not listed as “disputed,” “contingent,” or “unliquidated,” and which entity agrees with the classification and amount of its claim as set forth in the Schedules; (iii) any holder of a Claim that heretofore has been allowed by an order of the Bankruptcy Court; (iv) any entity whose Claim has been paid in full.  ANY HOLDER OF A CLAIM WHO IS REQUIRED, BUT FAILS, TO FILE A PROOF OF SUCH CLAIM IN ACCORDANCE WITH THIS SECTION SHALL BE FOREVER BARRED, ESTOPPED AND ENJOINED FROM ASSERTING SUCH CLAIM THE CHAPTER 11 CASE AGAINST THE DEBTOR OR ITS SUCCESSORS OR PROPERTY AND FROM FILING A PROOF OF CLAIM WITH RESPECT THERETO AND THE DEBTOR, ITS SUCCESSORS AND ITS PROPERTY SHALL, UPON THE EFFECTIVE DATE, BE FOREVER DISCHARGED FROM ANY AND ALL INDEBTEDNESS OR LIABILITY WITH RESPECT TO SUCH CLAIM.

Section 7.2.  Prosecution of Objections to Claims.

On and after the Effective Date, the Reorganized Debtor (a) shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and (b) shall be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

Section 7.3.  Estimation of Claims.

The Debtor (or the Reorganized Debtor, as the case may be) shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor (or the Reorganized Debtor, as the case may be) previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection.  If the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor (or the Reorganized Debtor, as the case may be) may elect to pursue any supplemental proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 7.4.  Payments and Distributions on Disputed Claims.

Notwithstanding any other provision to the contrary herein, no payments or distributions shall be made hereunder with respect to all or any portion of any Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn or determined by Final Order, and such Disputed Claim has become an Allowed Claim.  Moreover, notwithstanding any other provision of the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE

Section 8.1.  Conditions Precedent to Confirmation.

The Confirmation Order shall not be entered unless and until such Confirmation Order is in form and substance satisfactory to the Debtor.

Section 8.2.  Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless and until each of the following conditions has occurred or has been waived in accordance with the terms herein:

(a)           the Confirmation Order shall have been entered on the docket for the Chapter 11 Cases;

(b)           the Confirmation Order shall have become a Final Order;

(c)           all authorizations, consents and approvals determined by the Debtor to be necessary to implement the terms of the Plan shall have been obtained;

(d)           the fees and expenses payable under Section 2.3 requests for which have been submitted to the Debtor, shall have been paid in full;

(e)           all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full;

(f)           all other actions necessary to implement the terms of the Plan shall have been taken; and

(g)           all requirements, rules and regulations of Israeli law related to the issuance of Reorganized Common Stock and the Reorganized Warrants and related to the Reorganized Constituent Documents shall have been satisfied.

Section 8.3.  Waiver of Conditions.

Any condition set forth in this Article VIII (other than the conditions set forth in Section 8.2(a) and 8.2(c)) may be waived, in whole or in part, at any time by the Debtor, without notice or leave or order of the Bankruptcy Court.

Section 8.4.  Modification of Plan.

The Debtor shall be permitted to amend, supplement or modify the Plan at any time, subject to the restrictions and requirements under section 1127 of the Bankruptcy Code, and except to the extent such amendment, supplement or modification affects a party’s right of consent hereunder and such consent has not been previously obtained.

Section 8.5.  Effect of Withdrawal or Revocation.

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date.  If the Plan is so revoked or withdrawn, or if the Effective Date fails to occur, then the Plan shall be deemed null and void in its entirety and of no force or effect.  In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim against or Equity Interest in any Debtor or any other Entity, or to prejudice in any manner any further proceedings involving the Debtor, the rights of Debtor or any other Entity.

Section 8.6.  Reservation of Rights.

The Plan shall have no force or effect unless and until the Confirmation Order is entered.  Prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan or action taken by the Debtor with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of the Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

Section 8.7.  Substantial Consummation of Plan.

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE IX

EFFECT OF PLAN CONFIRMATION

Section 9.1.  Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtor, all current and former Holders of Claims and Equity Interests and their respective successors and assigns, including, but not limited to, the Reorganized Debtor.

Section 9.2.  Discharge of Claims.

Except as otherwise provided in the Plan, upon the Effective Date, all existing Claims and Equity Interests shall be, and shall be deemed to be, discharged and terminated.

Section 9.3.  Releases.

(a)           Releases By the Debtor.  For good and valuable consideration, the adequacy of which is hereby confirmed, upon the Effective Date, the Debtor and the Reorganized Debtor, in its individual capacity and as debtor in possession, shall be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtor or Reorganized Debtor to enforce the terms of the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, the Plan or the Solicitation and Disclosure Statement, and that could have been asserted by or on behalf of the Debtor, the Estate or the Reorganized Debtor against any of the Releasees; provided, however, that there shall be no such release, waiver or discharge on account of claims or obligations in respect of (i) any loan, advance or similar payment made by the Debtor or their affiliates to or for the benefit of any Releasee or (ii) any continuing contractual obligation owed by such Releasee to or for the benefit of the Debtor.

Section 9.4.  Exculpation and Limitation of Liability.

None of the Debtor, the Reorganized Debtor or the Releasees shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Case, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Case, the negotiation and preparation for the filing of the Chapter 11 Case, the Medgenesis Transaction, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence, willful misconduct, fraud or criminal conduct as determined by a final order entered by a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Debtor, the Reorganized Debtor and the Releasees shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Nothing in this Section shall limit the liability of the professionals to their respective clients pursuant to the applicable ethical rules.

Section 9.5.  Injunction.

(a)           General.  All Entities who have held, hold or may hold Claims or Equity Interests and all other parties in interest in the Chapter 11 Case, along with their respective current and former employees, agents, officers, directors, principals and affiliates, permanently are enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor or the Reorganized Debtor, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtor or Reorganized Debtor, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or Reorganized Debtor or (iv) asserting (other than in a timely filed proof of claim in the Chapter 11 Case) any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or Reorganized Debtor or against the property or interests in property of the Debtor or Reorganized Debtor, on account of such Claims or Equity Interests; or (v) taking any actions to interfere with the implementation or consummation of the Plan.

Section 9.6.  Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

Section 9.7.  Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

Section 9.8.  Preservation of Rights of Action.

Notwithstanding anything herein to the contrary, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Debtor or the Estate may hold against any Entity, including without limitation all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code, all Causes of Action against any Entity on account of indebtedness, all Causes of Action against the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor arising from such Office’s denial of grants due Debtor pre-petition (and any other claims against such Office or Ministry, whether related or unrelated) and any other Causes of Action in favor of the Reorganized Debtor or its Estate.  The Reorganized Debtor shall be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor.

ARTICLE X

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Case to the fullest extent permitted by law, including jurisdiction to:

(a)           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)           Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

(c)           Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(d)           Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(e)           Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(f)           Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Confirmation Order;

(g)           Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

(h)           Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan,;

(i)           Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtor, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)           Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of the Plan or the Confirmation Order;

(k)           Hear and determine any rights, claims or Causes of Action held or reserved by, or accruing to, the Debtor or the Reorganized Debtor pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtor, any other applicable law;

(l)           Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(m)           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(n)           Determine any other matters that may arise in connection with or that relate to the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Confirmation Order;

(o)           Enter an order of final decree closing the Chapter 11 Cases;

(p)           Hear and resolve all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(q)           Hear and resolve all matters involving the nature, existence or scope of the Debtor’s discharge;

(r)           Hear and resolve all matters related to the property of the Estate from and after the Confirmation Date; and

(s)           Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code.

Notwithstanding anything set forth in this Article X, the Bankruptcy Court shall not retain jurisdiction over the Exit Facility or any disputes arising thereunder from and after the occurrence of the Effective Date.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1.  Payment of Statutory Fees.

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 11.2.  Section 1145 Exemption.

Pursuant to section 1145(a) of the Bankruptcy Code, the shares of Reorganized Common Stock issued under the Plan shall be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case subject to the terms thereof, applicable securities laws and the Reorganized Constituent Documents, as applicable.  As a result of:   (i) the Reorganized Common Stock that will be distributed under the Plan to Medgenesis in satisfaction of the Medgenesis Claim; and (ii) the Reverse Stock Split, Medgenesis will own 85.67% of the authorized and issued Reorganized Common Stock of the Reorganized Debtor as of the Effective Date.

Section 11.3.  Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

Section 11.4.  Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 11.5.  Inconsistency.

In the event of any inconsistency among the Plan, the Solicitation and Disclosure Statement, the Plan Documents, any exhibit or schedule to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 11.6.  Filing of Additional Documents.

The Debtor (or the Reorganized Debtor, as the case may be) shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 11.7.  Service of Documents.

All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered (or, in the case of notice by facsimile transmission, when received and telephonically confirmed) addressed as follows:

TopSpin Medical, Inc.
Hama’apilim 5
Kfar Shmaryahu, Israel  46910
Attn:  Zvi Linkovski

with copies to:

Pepper Hamilton LLP
Hercules Plaza, Suite 5100
1313 Market Street
P.O. Box 1709
Wilmington, Delaware 19899
Attn: Benjamin J. Strauss
Attn: David M. Fournier
Attn:  James C. Carignan

Section 11.8.  Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, (a) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtor and its respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated to the extent, if any, of their participation in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 11.9.  Exemption from Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, no stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax shall result from, or be levied on account of, (a) the issuance, transfer or exchange of notes or equity securities, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any lease or sublease or (d) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale and transfers of tangible property.  Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

Section 11.10.  Tax Reporting and Compliance.

The Reorganized Debtor shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Section 11.11.  Schedules and Exhibits.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

Section 11.12.  No Prejudice.

If the Confirmation Order is vacated or the Effective Date has not occurred within one year of the last day of the Confirmation Hearing, then (a) the Confirmation Order shall be vacated, (b) the Plan shall be null and void in all respects, (c) no distributions under the Plan shall be made, (d) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date and (e) nothing contained in the Plan or the Disclosure Statement shall: (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or (y) any Claims against, or Equity Interests in, the Debtor; (ii) prejudice in any manner the rights of the Debtor; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respect.

Section 11.13.  Allocation of Payments.

To the extent that any Allowed Claim entitled to distribution hereunder is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest.

Section 11.14.  Dissolution of Statutory Committees.

All Statutory Committees appointed in the Chapter 11 Case, if any, shall be dissolved on the Effective Date.

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Dated:                      October 26, 2010

Respectfully Submitted,

TOPSPIN MEDICAL, INC.

/s/ Zvi Linkovski
Zvi Linkovski
Principal Executive Officer and Chairman of the Board